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            [LETTERHEAD OF LAW COMPANIES GROUP, INC. APPEARS HERE]


                                  May 2, 1997


Dear Fellow Shareholder:

     Late on the afternoon of April 28, 1997, we received a letter from Professional Service Industries Holding, Inc. ("PSI") setting forth a general proposal to make an offer to acquire all of the outstanding stock of Law Companies Group, Inc. ("Law Companies Group" or the "Company"). PSI is controlled by Bain Capital, Inc. ("Bain") and is the company with whom we entered into a letter of intent last fall regarding a possible "merger of equals" transaction which would be tax-free to shareholders of the Company and would have resulted in a majority ownership by them. These earlier negotiations failed in the fall of 1996 after PSI refused to proceed with the transaction outlined in the letter of intent and proposed changes which would have been materially adverse to your interests.

     When your Board of Directors received PSI's April 28th letter, we referred it to a committee of independent, non-employee directors (the "Committee") who reviewed the letter with separate independent counsel. Following that review, the Committee recommended, and your Board of Directors concurred, that even though more than six months have elapsed after Bain had been given an exclusive period of time to propose and complete a transaction with the Company and had been given full due diligence access to the Company, in the interest of fairness, PSI should be given one more opportunity to submit a best and final formal proposal. Accordingly, PSI was advised just after noon on April 30 that if it wished to do so, PSI could submit a formal proposal to the Committee, provided it was submitted prior to 1:00 p.m. on May 1, 1997.

     The Committee and your Board believed that this deadline was appropriate to ensure that the Board of Law Companies Group had an adequate opportunity to consider the merits of any firm proposal that PSI might submit and to advise you of its actions with respect to any such proposal before you vote on the preferred stock purchase agreement with the Williams at our Annual Meeting on Tuesday, May 6, 1997.

     We previously advised you of PSI's attempt to renew discussions by their letter of April 22, 1997. PSI was also told of the Committee's concerns regarding its stated renewal of interest in the Company. PSI has already demonstrated that it does not consider itself to be bound by agreed to provisions in a contemplated transaction with the Company. PSI's latest offer has come only after a lengthy exploration by the Company of strategic alternatives, and was received only shortly before the Annual Meeting at which the Williams' investment will be considered. The Committee believes that the Company could suffer serious harm from abandoning the Williams' investment if it did so to pursue an alternative transaction which was ultimately not consummated.
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May 2, 1997
Page 2

     Yesterday, we received the formal proposal from PSI. That proposal included an offer, subject to certain contingencies, to purchase the outstanding common stock of the Company at a stated price of $22 per share, which would, if completed, result in the payment of approximately $20 per share to the shareholders, or in the alternative, PSI proposed to replace the Williams as purchasers of the Company's proposed preferred stock, indicating a price of $15 million for such stock.

     The Committee reviewed the proposal and unanimously concluded that THE PSI
PROPOSAL SHOULD BE REJECTED.   The Special Committee of the Board of Directors,
meeting with its separate legal counsel, made the same recommendation to the Board of Directors. The members of the Board of Directors participating in the meeting unanimously accepted both recommendations. A summary of the report of the Committee is attached for your review. However, I would like to highlight a few of the Committee's findings:

     . LAW COMPANIES GROUP IS NOT "FOR SALE." Your management believes the dramatic changes we have made in the recent past will inure to your benefit. The Board firmly believes that this is not the time to sell the Company and deny our shareholders the opportunity to participate in the anticipated future growth and potential success of the Company.

     . Although PSI attempted to characterize the amount offered as $22.00 per share, shareholders would, if the transactions were completed as proposed, receive approximately $20.00 per share because of certain offsets which PSI would deduct from the purchase price.

     . The PSI proposal contains a number of contingencies and conditions which could cause their proposed transaction to fail or diminish in value, just as our previous discussions with PSI failed, after having sacrificed the Williams' transaction at very significant cost and risk to the Company.

     . PSI's alternative proposal to purchase the preferred stock we propose to sell to the Williams is untenable for a number of reasons, including the facts that PSI IS A DIRECT COMPETITOR OF OURS WHICH COULD POTENTIALLY DISRUPT OUR BUSINESS RELATIONSHIPS, AND THE NET PROCEEDS REALIZED BY THE COMPANY WOULD BE SIGNIFICANTLY LESS THAN $15 MILLION.

     We believe that the investment by the Williams will give our Company the capital it needs to go forward with its long-term strategic plan. All of the shareholders will continue to have an opportunity to participate in the future success of the Law Companies Group.

     For these and the other reasons as outlined in the attached report, the Committee and the Board of Directors have reaffirmed their support for the Williams investment. We believe that this is the right course for our Company to follow.
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May 2, 1997
Page 3

     Please review this information carefully. I believe that you will agree that your investment in the Company will be better served by approval of our agreement with the Williams. There is no future with PSI. Please vote for the Williams transaction.

                                       Very truly yours,

                                       /s/ Bruce C. Coles
                                       ------------------------------------
                                       Bruce C. Coles
                                       Chairman and Chief Executive Officer
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                             SUMMARY REPORT OF THE
                                AD HOC COMMITTEE
                            OF BOARD OF DIRECTORS OF
                           LAW COMPANIES GROUP, INC.
                           -------------------------


     On May 1, 1997, the Ad Hoc Committee (the "Committee") of the Board of Directors of Law Companies Group, Inc. (the "Company") convened a meeting for the purpose of evaluating an offer received May 1, 1997 (the "PSI Offer") by Professional Service Industries Holding, Inc. ("PSI") to acquire all of the issued and outstanding shares of the Company. John Y. Williams, Walter T. Kiser and Steven Muller participated in the meeting and constituted all of the members of the Committee. Also present by invitation were (i) G. William Speer and Rick Miller of Powell, Goldstein, Frazer & Murphy LLP, counsel to the Committee, and
(ii) Worthing Jackman and Chase Arnold of Alex. Brown & Sons Incorporated, independent financial advisors.

     The Committee, with the assistance of counsel, reviewed the PSI Offer. Based on such review, the Committee reaffirmed its concurrence with the Board's established determination that it is not appropriate to sell the Company at this time.

     The Committee concluded that:

          . There is no aspect of the PSI Offer that causes the Committee to recommend that the Board of Directors change its position and undertake to sell the Company;

          . It would be contrary to the best interests of the Company and its shareholders to sell preferred stock to PSI; and

          . The investment by the Williams brothers in the Company's preferred stock (the "Williams Transaction") continues to present a better strategic alternative for the Company at this time and the Williams Transaction should continue to be recommended to shareholders.

     In reaching the foregoing conclusions, the Committee determined, among other things, that:

          . The PSI Offer must be reviewed in light of PSI's prior actions with respect to the proposed transaction with the Company in the fall of 1996, and the timing of the PSI Offer, which came after the Company's extensive exploration of strategic alternatives and was received shortly before the Annual Meeting at which the shareholders will consider the Williams Transaction. Any offer from PSI must also be considered in light of PSI's status as a direct competitor of the Company.

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          .    Notwithstanding a stated purchase price of $22.00 per share of
               Company common stock contained in the PSI Offer, the maximum value that would be payable to shareholders of the Company as result of the PSI Offer is actually approximately $20.00 per share. This is because the PSI Offer requires that the existing contractual obligations for fees payable upon termination of the Williams Transaction of approximately $2.0 million and existing severance obligations to the Company's management and other employees that could be payable upon a change of control, estimated to be approximately $2 million, are required to be deducted from the PSI purchase price. In general, U.S. shareholders would also recognize a taxable gain on their stock to the extent they received cash in excess of their tax basis in their stock in the Company.

          . The $175 million financing to be provided by PSI's lender is subject to a number of conditions and contingencies, some of which are not within the control of either PSI or the Company.

          . The form of merger agreement proposed by PSI does not commit PSI unconditionally to consummate the merger.

          . Acceptance of the PSI Offer would obligate the Company to pay approximately $2.0 million in termination fees and expenses relating to the Williams Transaction. Such fees would be payable immediately even though the consummation of the transaction contemplated by the PSI Offer would not occur for at least several months and might not occur at all.

          . In the event the Company terminated its agreement relating to the Williams Transaction in order to pursue a transaction with PSI, and the PSI transaction then failed to close, capital necessary to implement the Company's business plan may not be available on terms comparable to those embodied in the Williams Transaction.

          . The benefits of the changes made by the Company and its employees in the recent past are expected to yield significant benefits to our shareholders. Unlike the Williams Transaction, the PSI Offer would deny the shareholders the opportunity to participate in the anticipated future growth and success of the Company.

          . PSI's alternative proposal to acquire preferred stock of the Company in a transaction identical to the Williams Transaction (except that PSI would pay $15.0 million for such stock) is contrary to the best interests of the Company:

                                       2
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               .    PSI is a competitor of the Company and it would be
                    inappropriate for a competitor to own a significant minority interest in the Company. Such an interest would also likely cause confusion among customers, prospective customers, vendors and suppliers.

               . The right to designate directors and other corporate governance provisions contained in the Williams Transaction provide synergistic benefits to the Company because of the Williams brothers' expertise in complementary businesses. However, it is contrary to the best interests of the Company for a direct competitor such as PSI to be granted rights to participate in the formulation of the fundamental corporate policies and business strategies of the Company and to obtain continuing access to proprietary information.

               . PSI's ownership of preferred stock of the Company and its representation on the Company's Board of Directors would likely result in the loss of key employees.

               . The effect of market confusion and the loss of key employees would have a material adverse effect on the Company, result in a diminution of shareholder value and enable PSI to exercise at a reduced price warrants acquired with the preferred stock.

               . The net proceeds received by the Company from the sale of preferred stock to PSI, after payment of termination fees and other expenses, would be substantially less than $15.0 million.

          . The Company has previously received the opinion of Alex. Brown described in the Proxy Statement to the effect that the aggregate consideration to be received by the Company in the Williams Transaction is fair from a financial point of view to the Company. Such opinion is subject to the assumptions, limitations and qualifications set forth in such opinion, is based on an evaluation of the Company and the Williams Transaction, and is not based on a comparison of the Williams Transaction to the PSI Offer or to any other potential transactions. Alex.
                                       3
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               Brown confirmed that it would not withdraw or modify such
               opinion.

     In addition, the Committee took into consideration the concerns expressed by management regarding PSI's conduct in prior dealing with the Company, including PSI's abrupt abandonment of the transaction subject to the letter of intent negotiated last fall.

     Based on the foregoing, the Committee unanimously (i) concluded that the PSI Offer subjected the Company to unwarranted risk, (ii) reaffirmed its view that the Williams Transaction constituted a better strategic alternative for the Company at this time and (iii) recommended that the Board of Directors reject the PSI Offer and reaffirm the Board's established conclusion that the Williams Transaction is in the best interests of shareholders of the Company.

                                       4